Cathay General Bancorp Repays $129 Million of TARP

LOS ANGELES, March 20, 2013 /PRNewswire/ -- Cathay General Bancorp (the "Company," NASDAQ: CATY), the holding company for Cathay Bank, announced today that it has paid the U.S. Treasury $129 million, plus accrued and unpaid dividends, in connection with the redemption of fifty percent (50%) of its outstanding Series B preferred stock issued under the U.S. Treasury's TARP Capital Purchase Program.

Dunson K. Cheng, Chairman of the Board, President, and Chief Executive Officer of the Company stated, "We are very pleased to make this announcement. We believe that regulatory approval to repay one-half of our TARP obligation demonstrates the financial strength of our banking franchise. We are also pleased that we had the retained earnings and liquidity to be able to repay this portion of our TARP obligation. We will continue to work towards redeeming the remaining Series B preferred stock as soon as possible."

Since receiving the TARP investment, the Company has paid the U.S. Treasury approximately $54.7 million in dividends on its Series B preferred stock through February 15, 2013. On an ongoing basis, the redemption of one-half of the outstanding Series B preferred stock eliminates our obligation for quarterly dividends by approximately $1.6 million.

At December 31, 2012, the Company exceeded all regulatory capital requirements to be classified as a "well-capitalized" institution for regulatory purposes.

J.P. Morgan Securities LLC served as capital advisor to the Company on its capital plan submission and TARP repayment application.

FORWARD-LOOKING STATEMENTS

Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management's beliefs, projections, and assumptions concerning future results and events. Forward-looking statements are based on estimates, beliefs, projections, and assumptions of management and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Some of these risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012 (Item 1A in particular), other reports filed with the Securities and Exchange Commission ("SEC"), and other filings the Company makes with the SEC from time to time. The Company has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

CONTACT: Heng W. Chen, +1-626-279-3652